Corporate Resource Services, Inc. Wins Alameda Contra Costa Transit District Contract

NEW YORK, N.Y. -- (Business Wire) – July 22, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified technology, staffing, recruiting, and consulting services firm,  today announced that it has been awarded the contract for the Alameda Contra Costa Transit District in Oakland, California to provide temporary staffing services.

“Our Government Services Team has done a nice job generating revenue and they have focused on many state and local government contracts for CRS,” said Frank Vaccaro, President of Sales for Corporate Resource Services, Inc.” “Their hard work is definitely paying off and by the end of the year, Susan Kennedy, VP of Government Services and her team will contribute major revenues towards the company.  We are very excited about the continued growth in this sector for CRS.”

“We are excited about our continued growth in the state, local and federal government sector. This business typically generates higher margins and is an integral part of our strategy to improve profitability,” said Michael Golde, CFO of Corporate Resource Services. “Our Government Services Team is working to build our portfolio of clientele in this sector. As we continue to win these types of contracts throughout the United States, we will realize greater profit margins and provide greater value to our shareholders.”

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 231 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380